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                                                                    EXHIBIT 99.3


Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



TABLE OF CONTENTS

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
Corporate Strategy and Competitive Positioning..............................   2
Employment..................................................................   3
Products and Technology.....................................................   4








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
Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



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CORPORATE STRATEGY AND COMPETITIVE POSITIONING

      ARE WE COMPETING DIRECTLY WITH IBM, BEA, SUN AND MICROSOFT?
         Both Novell and SilverStream bring a cross-platform philosophy into this relationship. Novell has no interest in protecting a particular hardware or software platform with this technology. If customers wish to use an application server from one of the leading vendors, Novell will support that. There is much more to being a Web services platform than just an application server. Leading vendors like SilverStream deliver a high productivity environment with comprehensive integration capabilities, process management and interaction capabilities to build dynamic applications that take advantage of customers' existing infrastructures. With Novell eXtend(TM), customers will always be free to choose from the leading application server products.

      IS NOVELL PLANNING TO PURCHASE MORE COMPANIES?
         Novell is always reviewing its strategic alternatives whether it comes from a technology perspective or business initiatives. For example, Novell recently purchased a small technology company named Calisto that is a key within their Zenworks solutions for managing hand held devices. Novell will continue to evaluate possible business combinations in the future.

      NOVELL HAS HISTORICALLY BEEN A PARTNER OF BEA, WHO PLAYS IN THIS SPACE. WHAT HAPPENS TO THAT RELATIONSHIP NOW?
         Cross-platform interoperability is a key strength of Novell's one Net solution. We anticipate that Novell's partnership with BEA will remain in effect unchanged.




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
Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



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EMPLOYMENT

      WILL THERE BE A REDUCTION IN THE WORKFORCE?
         There are no plans for a reduction in the workforce. However, as the companies are integrated, some redundancies may emerge that could result in some individuals leaving or changing positions.

      WHAT ABOUT STOCK AND OPTIONS?

         -  SilverStream stock converts to $9/share cash on close

         -  Options to be assumed by Novell

         -  Options convert to Novell options with same vesting

         - Conversion based on exchange ratio tied to the Novell stock price prior to closing


      IS NOVELL MOVING TO BOSTON? WILL ALL DEVELOPMENT BE BASED THERE?
         Novell is not moving to Boston. They plan to continue to add staff in both Boston and Provo, Utah. Utah is their corporate HQ with Executive Offices in Boston.

      WHEN WILL HUMAN RESOURCES INFORMATION BE COMMUNICATED?
         Each individual employee of SilverStream will receive a personalized letter from Novell human resources describing the terms of employment and benefits.

      WILL MY YEARS AT SILVERSTREAM COUNT TOWARDS MY TENURE WITH NOVELL?
         Yes

      WILL SILVERSTREAM BENEFITS CHANGE? IF YES, HOW AND WHEN?
         All SilverStream benefits remain unchanged through the end of the calendar year at which time we will convert to Novell benefits, which we expect in the aggregate, will be comparable to or better than SilverStream's existing benefits plan. Novell is currently reviewing and updating their benefits programs, so specific details about their benefits are not available at this time. Expect to see more detail on this in the coming months.



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Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



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      WHEN WILL SILVERSTREAM EMPLOYEES MEET THE TEAMS FROM NOVELL?
         Over the coming weeks introductions will be coordinated on a group-by-group basis.

      WILL THE SILVERSTREAM WEBSITE CONTINUE AFTER THE CLOSE?
         For the time being, the SilverStream web site will continue to stay up and be maintained by the SilverStream Web team. Possible integration plans will be discussed over the summer.

      DOES SILVERSTREAM HAVE TO SELL, SERVICE AND SUPPORT NOVELL PRODUCTS?
         No. SilverStream's focus will remain as it is: To develop the success of the eXtend product line in the Web Services market.

      WHAT IS THE RELATIONSHIP WITH CTP? WILL THEY BE THE ONLY DELIVERY CHANNEL?
         No. For each opportunity we will have to determine the best service delivery vehicle for the customer and the project. However, we do look to leverage off of the benefits our relationship with CTP can offer. SilverStream employees and partners will continue to play a lead role in the delivery of service for eXtend products. We have been looking to establish a relationship with a big consulting firm for some time. Our relationship with CTP will be valuable and necessary for the type of projects that exceed our delivery capacity.

      HOW WILL THE COMBINED SALES TEAMS BE TRAINED?
         There will be an integration team that will address all issues of the integration of the two companies including concerning sales training and joint sales rules of engagement.

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PRODUCTS AND TECHNOLOGY

      WHAT DOES THIS MEAN FOR NETWARE? WILL NOVELL DE-EMPHASIZE IT TO FOCUS ON THIS?
         Not at all. Netware has an announced plan of development for the next several years that Novell will continue to follow. It gives NetWare a new developer platform. As stated earlier, Novell did not do this just to beef up Netware. Novell intends to provide this environment on Linux, Solaris and Windows platforms.



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
Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



      DOES THIS MEAN THAT NOVELL IS IN THE JAVA J2EE CAMP AND SQUARELY AGAINST MICROSOFT.NET?
         It means Novell eXtend supports J2EE, Soap, XML, WSDL and UDDI. eXtend is also highly interoperable with .NET in mixed environments.

     NOVELL HAS NOT FOCUSED ON DEVELOPERS IN THE PAST. WILL THIS CHANGE GOING FORWARD?
       Novell originally provided developer tools for their NLM's back in the IPX days. Novell does not expect to drive developers to its platform just because they purchased SilverStream. They see this as part of an overall strategy to couple their software net services, with consulting and web services to provide a complete solution for their existing and future customers.

      WHAT PLANS DOES NOVELL HAVE TO PROVIDE A NEW DEVELOPER FOCUS?
         Novell recently promoted Michael Simpson, Vice President of Netware engineering to a new and expanded role. Mike, among other functions, is responsible for their entire developer community and will be introducing a new focus in this area. Called the "One Net Developer Program", you can expect Novell to be more aggressive in this area.

      WHAT PLATFORMS DOES NOVELL SUPPORT?
         Novell's NetWare 6 can be added to a mixed operating environment to gain benefits like iFolder and iPrint. Novell eDirectory, which is included in NetWare 6 but also available as a standalone, runs on and manages all leading operating systems: NetWare, Linux, Solaris, Windows NT/2000, and AIX. Most of Novell's directory-enabled products run on the directory, so they work across the operating systems that eDirectory supports. Novell's ZEN family of products, taken together, can manage entire networks including desktops, laptops, PDAs and multiple server platforms such as Windows, Linux*, Solaris* and Novell NetWare(R) . With their commitment to moving to a Web services environment, Novell will be exposing all its network services - - identity management, access, provisioning, network management, collaboration - - with Web service protocols, further expanding the interoperability of Novell solutions.

      WHAT PLATFORMS DOES SILVERSTREAM SUPPORT?
         Windows, Solaris, HP/UX, AIX, Linux and soon, Netware. R&D is already planning this and it will happen shortly after the close.


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
Supplementary FAQ for Employees
Novell/SilverStream Acquisition
June 9, 2002



      WHERE CAN I FIND MORE INFORMATION?
         This document is neither an offer to purchase nor a solicitation of an offer to sell SilverStream shares. At the time the expected tender offer is commenced, Novell will file tender offer materials with the Securities and Exchange Commission and SilverStream will file a solicitation/recommendation statement with respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and the solicitation/recommendation statement will contain important information. You should read this information carefully before making any decisions about the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all stockholders of SilverStream free of charge. In addition, all of these materials will be available free of charge on at the SEC's website at www.sec.gov.

      FORWARD LOOKING STATEMENTS:
         Statements included in this document that are not historical in nature are "forward-looking statements," including those related to future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and the growth of the market for Web services solutions. You should be aware that Novell's and SilverStream's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell and SilverStream management and are subject to a number of risks and uncertainties, including, but not limited to, the satisfaction of the conditions to closing, and, following the consummation of the merger, Novell's ability to integrate SilverStream's operations and employees, Novell's ability to deliver on its one Net Vision of the Internet, Novell's ability to take a competitive position in the Web services industry, business conditions and the general economy, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's and SilverStream's Annual Reports on Form 10-K for the 2001 fiscal year and the most recent quarterly report filed by each with the SEC. Novell and SilverStream disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.



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